Exhibit 99.1

Contact:	Dean J. Brydon, CEO Jonathan A. Fischer, President & COO Marci A. Basich, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp’s Third Fiscal Quarter Net Income Increases 10% Year-Over-Year

•	Quarterly EPS Increased 12% to $0.77 from $0.69 One Year Ago
•	Quarterly Return on Average Assets of 1.42%
•	Quarterly Return on Average Equity of 11.07%
•	Quarterly Net Interest Margin of 3.94%
•	Announces $0.23 Quarterly Cash Dividend
•	Announces New Stock Repurchase Program

HOQUIAM, WA – July 25, 2023 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $6.31 million, or $0.77 per diluted common share, for the quarter ended June 30, 2023.  This compares to net income of $5.74 million, or $0.69 per diluted common share for the comparable quarter one year ago and $6.66 million, or $0.80 per diluted common share, for the preceding quarter.

For the first nine months of fiscal 2023, Timberland’s net income increased 24% to $20.48 million, or $2.47 per diluted common share, compared to $16.55 million, or $1.97 per diluted common share for the first nine months of fiscal 2022.

“Timberland’s third fiscal quarter produced strong financial results, with net income and EPS increasing 10% and 12%, respectively, compared to the year ago quarter,” stated Dean Brydon, Chief Executive Officer.  “Strong quarterly loan portfolio growth of 4% in conjunction with a higher interest rate environment compared to a year ago contributed to our solid quarterly and year-to-date results.  As a result of the Company’s strong earnings and capital position, Timberland’s Board of Directors announced a quarterly cash dividend of $0.23 per share, payable on August 25, 2023, to shareholders of record on August 11, 2023.  This represents the 43rd consecutive quarter Timberland will have paid a cash dividend.  In addition, the Company also announced the adoption of a new stock repurchase program.  Under the new repurchase program, Timberland may repurchase up to 5% of the outstanding shares, or 404,708 shares.  The new stock repurchase program replaces our existing stock repurchase program, which had 74,212 shares available to be repurchased.”

“Asset quality metrics remain excellent, with quarter end non-performing assets at 9 basis points of total assets,” Brydon continued.  “Loan origination volumes remained steady and net loans receivable grew by $50 million during the quarter.  Due primarily to loan portfolio growth, a $610,000 provision for loan losses was made for the quarter. At the same time, both on-balance sheet and off-balance sheet liquidity remained strong with only $15 million in borrowings at June 30, 2023 and additional secured borrowing line capacity of $691 million available through the Federal Home Loan Bank (“FHLB”) and the Federal Reserve.”

“Net interest margin remained strong at 3.94% for the quarter, just 5 basis points lower than the prior quarter’s margin and 83 basis points higher compared to the year ago quarter,” said Jonathan Fischer, President and Chief Operating Officer.  “Deposit growth and pricing was competitive during the quarter, and we have not been immune to the effects of the Federal Reserve’s tightening monetary policy.  As anticipated, funding costs increased during the quarter as we continue to increase short-term deposit rates to retain rate sensitive customer deposits.  We added $38 million in brokered deposits and saw a slight increase in total deposits during the quarter.”

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

Earnings and Balance Sheet Highlights (at or for the periods ended June 30, 2023, compared to June 30, 2022, or March 31, 2023):

   Earnings Highlights:
•
Earnings per diluted common share (“EPS”) increased 12% to $0.77 for the current quarter from $0.69 for the comparable quarter one year ago and decreased 4% from $0.80 for the preceding quarter; EPS for the first nine months of fiscal 2023 increased 25% to $2.47 from $1.97 for the first nine months of fiscal 2022;

•
Net income increased 10% to $6.31 million for the current quarter from $5.74 million for the comparable quarter one year ago and decreased 5% from $6.66 million for the preceding quarter; Net income increased 24% to $20.48 million for the first nine months of fiscal 2023 from $16.55 million for the first nine months of fiscal 2022;

•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 11.07% and 1.42%, respectively;
•	Net interest margin (“NIM”) for the current quarter expanded to 3.94% from 3.11% for the comparable quarter one year ago and compressed from 3.99% for the preceding quarter; and
•	The efficiency ratio for the current quarter was 56.01% compared to 57.80% for the comparable quarter one year ago and 55.31% for the preceding quarter.

  Balance Sheet Highlights:
•	Total assets decreased 4% year-over-year and increased 1% from the prior quarter;
•	Net loans receivable increased 16% year-over-year and 4% from the prior quarter;
•	Total deposits decreased 7% year-over-year and increased slightly (less than 1%) from the prior quarter;
•	Total shareholders’ equity increased 7% year-over-year and 1% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.09% from 0.13% one year ago;
•	Book and tangible book (non-GAAP) values per common share increased to $28.32 and $26.36, respectively, at June 30, 2023; and
•
Liquidity (both on-balance sheet and off-balance sheet) remained strong at June 30, 2023 with only $15 million in borrowings and additional secured borrowing line capacity of $691 million available through the FHLB and the Federal Reserve.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) for the current quarter increased 14% to $19.51 million from $17.08 million for the comparable quarter one year ago and decreased 1% from $19.79 million for the preceding quarter. The decrease in operating revenue compared to the preceding quarter was primarily due to a decrease in net interest income as funding costs increased at a greater pace than interest income increased.  Operating revenue increased by 21% to $59.74 million for the first nine months of fiscal 2023 from $49.20 million for the first nine months of fiscal 2022, primarily due to increased interest income from loans, overnight funds, and investment securities, which were partially offset by an increase in total interest expense and a decrease in gain on sales of loans.  The increased interest income in these categories was primarily a result of increased short-term market interest rates and the continued deployment of liquidity into higher-yielding loans and investment securities.

Net interest income increased $2.65 million, or 19%, to $16.63 million for the current quarter from $13.98 million for the comparable quarter one year ago and decreased $517,000 or 3%, from $17.15 million for the preceding quarter.  The decrease in net interest income compared to the preceding quarter was primarily due to increased funding costs and a decrease in average interest-earning assets.  The weighted average cost of total interest-bearing liabilities increased to 1.22% for the current quarter from 0.84% for the preceding quarter as market interest rates increased.  Partially offsetting the increase in interest expense was an increase in the weighted average yield on total interest-earning assets to 4.72% for the current quarter from 4.51% for the preceding quarter.  Total average interest-earning assets decreased by $31.71 million, or 2%, to $1.69 billion for the current quarter from $1.72 billion for the preceding quarter.  Timberland’s NIM for the current quarter compressed to 3.94% from 3.99% for the preceding quarter and expanded from 3.11% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately three basis points due to the accretion of $22,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $87,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately three basis points due to the accretion of $15,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $99,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

approximately five basis points due to the accretion of $63,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $147,000 in pre-payment penalties, non-accrual interest and late fees. Net interest income for the first nine months of fiscal 2023 increased $11.96 million, or 30%, to $51.53 million from $39.57 million for the first nine months of fiscal 2022.  Timberland’s net interest margin for the first nine months of fiscal 2023 expanded to 3.99% from 2.99% for the first nine months of fiscal 2022.

U.S. Small Business Administration (“SBA”) PPP loans contribute to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At June 30, 2023, Timberland had SBA PPP deferred loan origination fees of $19,000 remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Interest income	$1	$1	$9
Loan origination fee accretion	2	4	146
Total SBA PPP loan income	$3	$5	$155

	Nine Months Ended
	June 30, 2023	June 30, 2022
Interest income	$4	$111
Loan origination fee accretion	23	1,782
Total SBA PPP loan income	$27	$1,893

A $610,000 provision for loan losses was recorded for the quarter ended June 30, 2023.  The provision was made primarily due to loan portfolio growth.  A $475,000 provision for loans losses was recorded for the quarter ended March 31, 2023.  No provision for loan losses was made during the quarter ended June 30, 2022.

Non-interest income increased $239,000 or 9%, to $2.88 million for the current quarter from $2.64 million for the preceding quarter and decreased $227,000, or 7%, from $3.10 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $95,000 gain on sale of investment securities, a $77,000 increase in service charges on deposits, a $60,000 increase in ATM and debit card interchange transaction fees and smaller increases in several other categories.  Fiscal year-to-date non-interest income decreased 15% to $8.22 million from $9.63 million for the first nine months of fiscal 2022, primarily due to a $1.19 million decrease in gain on sales of loans as the dollar amount of fixed-rate one-to four-family loans originated and sold decreased as demand slowed and a larger portion of single family loan originations were retained in the portfolio rather than being sold.

Total operating (non-interest) expenses for the current quarter decreased slightly (less than 1%) to $10.93 million from $10.94 million for the preceding quarter and increased $1.05 million, or 11%, from $9.87 million for the comparable quarter one year ago.  The decrease in operating expenses compared to the preceding quarter was primarily due to a $186,000 decrease in salaries and employee benefits (primarily due to fewer employees) and smaller decreases in several other expense categories.  These decreases were partially offset by a $184,000 increase in deposit operations expense (primarily due to an increase in unrecovered overdrafts and fraud related expenses) and smaller increases in several other expense categories.  The efficiency ratio for the current quarter was 56.01% compared to 55.31% for the preceding quarter and 57.80% for the comparable quarter one year ago.  Fiscal year-to-date operating expenses increased 14% to $32.41 million from $28.47 million for the first nine months of fiscal 2022.  The year-to-date increase in operating expenses was primarily due to a $2.20 million increase in salaries and employee benefits, a $632,000 increase in data processing and telecommunications expense, and smaller increases in several other expense categories. The efficiency ratio for the first nine months of fiscal 2023 improved to 54.24% from 57.87% for the first nine months of fiscal 2022.

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

The provision for income taxes for the current quarter decreased $39,000, or 2%, to $1.67 million from $1.71 million for the preceding quarter, primarily due to lower taxable income.  Timberland’s effective income tax rate was 20.9% for the quarter ended June 30, 2023 compared to 20.4% for the quarter ended March 31, 2023 and 20.4% for the quarter ended June 30, 2022.  Timberland’s effective income tax rate was 20.4% for the first nine months of fiscal 2023 compared to 20.1% for the first nine months of fiscal 2022.

Balance Sheet Management

Total assets increased $21.10 million, or 1%, during the quarter to $1.81 billion at June 30, 2023 from $1.79 billion at March 31, 2023 and decreased $80.08 million, or 4%, from $1.89 billion one year ago.  The quarter’s increase was primarily due to a $50.45 million increase in net loans receivable which was partially offset by a $17.10 million decrease in investment securities and CDs held for investment and a $12.53 million decrease in total cash and cash equivalents.

Liquidity

Timberland has continued to maintain a strong liquidity position (both on-balance sheet and off-balance sheet) while deploying overnight funds into loans and investment securities during the past year.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 12.1% of total liabilities at June 30, 2023, compared to 14.0% at March 31, 2023, and 29.4% one year ago.  Timberland had secured borrowing line capacity of $691 million available through the FHLB and the Federal Reserve at June 30, 2023.  With a strong and diversified deposit base, only 21% of Timberland’s deposits were uninsured (or uncollateralized) at June 30, 2023.  (Note: The uninsured deposit calculation excludes public deposits that are fully collateralized.)

Loans

Net loans receivable increased $50.45 million, or 4%, during the quarter to $1.26 billion at June 30, 2023 from $1.21 billion at March 30, 2023.  This increase was primarily due to a $14.66 million increase in construction and land development loans, a $12.64 million increase in one- to four-family loans, a $9.14 million increase in commercial real estate loans, a $7.91 million increase in multi-family loans, a $7.76 million increase in commercial loans, and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by a $5.52 million increase in the undisbursed portion of construction loans in process and smaller decreases in several other loan categories.

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

Loan Portfolio
($ in thousands)

	June 30, 2023		March 31, 2023		June 30, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$229,274	17%	$216,639	16%	$144,682	12%
Multi-family	111,777	8	103,870	8	98,718	8
Commercial	557,015	40	547,876	41	532,167	44
Construction - custom and
owner/builder	136,595	10	124,071	9	117,724	10
Construction - speculative one-to four-family	12,522	1	11,343	1	13,954	1
Construction - commercial	42,657	3	31,458	3	40,108	3
Construction - multi-family	73,859	5	83,051	6	54,804	5
Construction - land
development	15,968	1	17,018	1	21,240	2
Land	25,908	2	24,520	2	24,490	2
Total mortgage loans	1,205,575	87	1,159,846	87	1,047,887	87

Consumer loans:
Home equity and second
mortgage	40,008	3	36,896	3	32,821	3
Other	2,469	--	2,283	--	2,545	--
Total consumer loans	42,477	3	39,179	3	35,366	3

Commercial loans:
Commercial business loans	137,114	10	129,306	10	122,822	10
SBA PPP loans	519	--	572	--	1,320	--
Total commercial loans	137,633	10	129,878	10	124,142	10
Total loans	1,385,685	100%	1,328,903	100%	1,207,395	100%
Less:
Undisbursed portion of
construction loans in
process	(104,774)		(99,253)		(102,044)
Deferred loan origination
fees	(4,957)		(4,759)		(3,951)
Allowance for loan losses	(15,307)		(14,698)		(13,433)
Total loans receivable, net	$1,260,647		$1,210,193		$1,087,967
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $0, $200, and $700 at June 30, 2023, March 31, 2023, and June 30, 2022, respectively.

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of June 30, 2023:

CRE Loan Portfolio Breakdown by Collateral ($ in thousands)
Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Industrial warehouse	$111,548	20%	8%
Medical/dental offices	77,710	14	5
Office buildings	68,583	12	5
Other retail buildings	48,643	9	4
Hotel/motel	30,972	6	2
Restaurants	29,802	5	2
Mini-storage	27,964	5	2
Gas station/convenience stores	20,478	4	1
Nursing homes	18,137	3	1
Mobile home parks	10,492	2	1
Shopping centers	10,353	2	1
Churches	7,507	1	1
Additional CRE	94,826	17	7
Total CRE	$557,015	100%	40%

Timberland originated $93.72 million in loans during the quarter ended June 30, 2023, compared to $77.15 million for the preceding quarter and $128.90 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the past twelve months, a larger percentage of single-family loan originations were retained in the portfolio rather than being sold due to the increased yield available on such loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $3.41 million were sold compared to $2.39 million for the preceding quarter and $11.61 million for the comparable quarter one year ago.

Investment Securities

Timberland’s investment securities and CDs held for investment decreased $17.10 million, or 5%, to $336.66 million at June 30, 2023, from $353.77 million at March 31, 2023.  The decrease was primarily due to the sale of $8.86 million of available for sale investment securities (for a gain of $95,000), maturities and scheduled amortization.

Deposits

Total deposits increased $3.96 million during the quarter to $1.55 billion at June 30, 2023, from $1.55 billion at March 31, 2022.  The quarter’s increase consisted of a $65.20 million increase in certificates of deposit balances (including an increase of $38.32 million in brokered deposits).  This increase was partially offset by a $27.87 million decrease in savings account balance, a $26.55 million decrease in non-interest bearing deposit balances, $5.70 million decrease in NOW checking account balances, and a $1.11 million decrease in money market account balances.

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

Deposit Breakdown ($ in thousands)

	June 30, 2023		March 31, 2023		June 30, 2022
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$452,729	29%	$479,283	31%	$527,876	32%
NOW checking	397,761	26	403,463	26	474,217	29
Savings	241,651	16	269,522	17	279,592	17
Money market	209,276	13	210,390	14	256,984	15
Certificates of deposit under $250	148,142	10	129,331	8	102,752	6
Certificates of deposit $250 and over	64,849	4	56,778	4	22,693	1
Certificates of deposit – brokered	38,322	2	--	--	--	--
Total deposits	$1,552,730	100%	$1,548,767	100%	$1,664,114	100%

Borrowings

Total borrowings increased to $15.00 million at June 30, 2023, as the Company utilized borrowings to supplement on-balance sheet liquidity during the current quarter.  At June 30, 2023, the borrowings consisted of three-year FHLB borrowings with a weighted average rate of 3.95%.

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $1.60 million, or 1%, to $229.26 million at June 30, 2023, from $227.66 million at March 31, 2023.  The increase in shareholders’ equity was primarily due to net income of $6.31 million for the quarter and $17,000 from the exercise of stock options, which was partially offset by the payment of $1.88 million in dividends to shareholders and the repurchase of 110,000 shares of common stock for $2.67 million (an average price of $24.31 per share).

Timberland remains well capitalized with a total risk-based capital ratio of 19.36%, a Tier 1 leverage capital ratio of 12.27%, a tangible common equity to tangible assets ratio (non-GAAP) of 11.91%, and a shareholders’ equity to total assets ratio of 12.68% at June 30, 2023.  Timberland’s held to maturity investment securities were $275.05 million at June 30, 2023, with a net unrealized loss of $14.59 million (pre-tax).  Although not permitted by U.S. Generally Accepted Accounting Principles (“GAAP”), including these unrealized losses in accumulated other comprehensive income (loss) (“AOCI”) would result in a ratio of shareholders’ equity to total assets of 12.04%, compared to 12.68%, as reported.

New Stock Repurchase Program

The Company announced a new stock repurchase program today.  Under the repurchase program, the Company may repurchase up to 5% of the Company’s outstanding shares, or 404,708 shares.  The new stock repurchase program replaces the existing stock repurchase program which had 74,212 shares available to be repurchased.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission (“SEC”).  Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interest of both the Company and its shareholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the SEC and other applicable legal requirements.  The repurchase program may be suspended, terminated, or modified at any time for any reason, including market conditions, the cost of repurchasing the shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate.  These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

Asset Quality

Timberland’s non-performing assets to total assets ratio improved to 0.09% at June 30, 2023 from 0.12% at March 31, 2023 and 0.13% at June 30, 2022.  There were net charge-offs of $1,000 for the current quarter, compared to net charge-offs of $6,000 for the preceding quarter and no charge-offs for the comparable quarter one year ago.  Due primarily to loan portfolio growth, a $610,000 provision for loan losses was made for the quarter ended June 30, 2023 and a $475,000 provision for loan losses was made for the quarter ended March 31, 2023.  No provision for loan losses was made during the quarter ended June 30, 2022.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.20% at June 30, 2023, compared to 1.20% at March 31, 2023 and 1.22% one year ago.

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $203,000 at June 30, 2023.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.21% (non-GAAP) at June 30, 2023.

The following table details the ALL as a percentage of loans receivable:
	June 30,	March 31,	June 30,
	2023	2023	2022
ALL to loans receivable	1.20%	1.20%	1.22%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.20%	1.20%	1.22%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.21%	1.21%	1.25%

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $689,000 or 27%, to $1.84 million at June 30, 2023, from $2.53 million one year ago, and decreased $348,000, or 16%, from $2.19 million at March 31, 2023.  Non-accrual loans decreased $705,000, or 31%, to $1.59 million at June 30, 2023, from $2.29 million one year ago, and decreased $383,000, or 19%, from $1.97 million at March 31, 2023.

Non-Accrual Loans
($ in thousands)

	June 30, 2023		March 31, 2023		June 30, 2022
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$373	2	$378	2	$393	2
Commercial	686	2	694	2	671	2
Land	54	1	362	1	651	3
Total mortgage loans	1,113	5	1,434	5	1,715	7

Consumer loans:
Home equity and second
Mortgage	184	1	241	2	260	2
Other	--	1	1	1	4	1
Total consumer loans	184	2	242	3	264	3

Commercial business loans	289	4	293	4	312	6
Total loans	$1,586	11	$1,969	12	$2,291	16

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia's invasion of Ukraine, as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to novel coronavirus disease 2019 ("COVID-19") pandemic, including the possibility of new COVID-19 variants; credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate ("LIBOR"), and the transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules and including changes as a result of COVID-19; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies;

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks described in our reports filed with or furnished to the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2023	2023	2022
Interest and dividend income
Loans receivable	$16,215	$14,950	$12,628
Investment securities	2,384	2,460	1,016
Dividends from mutual funds, FHLB stock and other investments	70	64	25
Interest bearing deposits in banks	1,220	1,913	958
Total interest and dividend income	19,889	19,387	14,627

Interest expense
Deposits	3,123	2,236	645
Borrowings	132	--	--
Total interest expense	3,255	2,236	645
Net interest income	16,634	17,151	13,982
Provision for loan losses	610	475	--
Net interest income after provision for loan losses	16,024	16,676	13,982

Non-interest income
Service charges on deposits	970	893	1,052
ATM and debit card interchange transaction fees	1,335	1,275	1,345
Gain on sales of loans, net	80	46	258
Bank owned life insurance (“BOLI”) net earnings	157	157	151
Gain on sale of investment securities, net	95	--	--
Recoveries on investment securities, net	2	2	5
Other	236	263	291
Total non-interest income, net	2,875	2,636	3,102

Non-interest expense
Salaries and employee benefits	5,860	6,046	5,243
Premises and equipment	1,010	1,001	904
Gain on sale of premises and equipment, net	(32)	--	(6)
Advertising	179	178	187
OREO and other repossessed assets, net	--	--	(2)
ATM and debit card processing	491	489	515
Postage and courier	128	147	140
State and local taxes	297	298	265
Professional fees	577	473	580
FDIC insurance expense	191	202	123
Loan administration and foreclosure	126	138	180
Data processing and telecommunications	944	880	698
Deposit operations	430	246	316
Amortization of core deposit intangible (“CDI”)	68	67	79
Other, net	658	779	652
Total non-interest expense, net	10,927	10,944	9,874

Income before income taxes	7,972	8,368	7,210
Provision for income taxes	1,666	1,705	1,472
Net income	$6,306	$6,663	$5,738

Net income per common share:
Basic	$0.77	$0.81	$0.69
Diluted	0.77	0.80	0.69

Weighted average common shares outstanding:
Basic	8,156,831	8,220,532	8,279,436
Diluted	8,213,975	8,304,370	8,349,859

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Nine Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	June 30,
	2023	2022
Interest and dividend income
Loans receivable	$45,622	$37,870
Investment securities	7,058	2,012
Dividends from mutual funds, FHLB stock and other investments	185	80
Interest bearing deposits in banks	5,524	1,528
Total interest and dividend income	58,389	41,490

Interest expense
Deposits	6,729	1,902
Borrowings	132	17
Total interest expense	6,861	1,919
Net interest income	51,528	39,571
Provision for loan losses	1,610	--
Net interest income after provision for loan losses	49,918	39,571

Non-interest income
Service charges on deposits	2,810	2,979
ATM and debit card interchange transaction fees	3,861	3,868
Gain on sales of loans, net	147	1,337
Bank owned life insurance (“BOLI”) net earnings	470	457
Valuation recovery on loan servicing rights, net	--	119
Gain on sale of investment securities, net	95	--
Recoveries on investment securities, net	7	16
Other	826	851
Total non-interest income, net	8,216	9,627

Salaries and employee benefits	17,806	15,606
Premises and equipment	2,935	2,814
Gain on sales of premises and equipment, net	(32)	--
Advertising	551	513
OREO and other repossessed assets, net	1	(18)
ATM and debit card processing	1,463	1,429
Postage and courier	397	440
State and local taxes	894	754
Professional fees	1,479	1,173
FDIC insurance expense	517	377
Loan administration and foreclosure	385	380
Data processing and telecommunications	2,612	1,980
Deposit operations	1,022	878
Amortization of CDI	203	237
Other, net	2,173	1,909
Total non-interest expense, net	32,406	28,472

Income before income taxes	25,728	20,726
Provision for income taxes	5,252	4,176
Net income	$20,476	$16,550

Net income per common share:
Basic	$2.50	$1.99
Diluted	2.47	1.97

Weighted average common shares outstanding:
Basic	8,203,255	8,324,371
Diluted	8,279,079	8,406,977

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2023	2023	2022
Assets
Cash and due from financial institutions	$28,308	$26,015	$23,610
Interest-bearing deposits in banks	101,645	116,468	398,541
Total cash and cash equivalents	129,953	142,483	422,151

Certificates of deposit (“CDs”) held for investment, at cost	16,931	20,168	23,888
Investment securities:
Held to maturity, at amortized cost	275,053	277,911	228,196
Available for sale, at fair value	43,842	54,838	45,141
Investments in equity securities, at fair value	837	850	872
FHLB stock	2,802	2,202	2,194
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	--	200	700

Loans receivable	1,275,954	1,224,891	1,101,400
Less: Allowance for loan losses	(15,307)	(14,698)	(13,433)
Net loans receivable	1,260,647	1,210,193	1,087,967

Premises and equipment, net	21,574	21,744	22,154
BOLI	23,276	23,119	22,649
Accrued interest receivable	5,451	5,295	4,319
Goodwill	15,131	15,131	15,131
CDI	745	813	1,027
Loan servicing rights, net	2,321	2,535	3,220
Operating lease right-of-use assets	1,845	1,844	2,051
Other assets	4,305	4,292	3,135
Total assets	$1,807,713	$1,786,618	$1,887,795

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$452,729	$479,283	$527,876
Deposits: Interest-bearing	1,100,001	1,069,484	1,136,238
Total deposits	1,552,730	1,548,767	1,664,114

Operating lease liabilities	1,939	1,935	2,135
FHLB borrowings	15,000	--	--
Other liabilities and accrued expenses	8,781	8,255	7,227
Total liabilities	1,578,450	1,558,957	1,673,476

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,094,174 shares issued and outstanding – June 30, 2023 8,203,174 shares issued and outstanding – March 31, 2023 8,249,448 shares issued and outstanding – June 30, 2022	35,401	37,979	39,585
Retained earnings	194,606	190,177	175,299
Accumulated other comprehensive loss	(744)	(495)	(565)
Total shareholders’ equity	229,263	227,661	214,319
Total liabilities and shareholders’ equity	$1,807,713	$1,786,618	$1,887,795

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	June 30,	March 31,	June 30,
	2023	2023	2022
PERFORMANCE RATIOS:
Return on average assets (a)	1.42%	1.48%	1.22%
Return on average equity (a)	11.07%	11.86%	10.80%
Net interest margin (a)	3.94%	3.99%	3.11%
Efficiency ratio	56.01%	55.31%	57.80%

	Nine Months Ended

	June 30,		June 30,
	2023		2022
PERFORMANCE RATIOS:
Return on average assets (a)	1.51%		1.19%
Return on average equity (a)	12.17%		10.48%
Net interest margin (a)	3.99%		2.99%
Efficiency ratio	54.24%		57.87%

ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$1,586	$1,969	$2,291
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	87	93	114
OREO and other repossessed assets	--	--	--
Total non-performing assets (b)	$1,673	$2,062	$2,405

Non-performing assets to total assets (b)	0.09%	0.12%	0.13%
Net charge-offs (recoveries) during quarter	$1	$6	$--
ALL to non-accrual loans,	965.13%	746.47%	586.33%
ALL to loans receivable (c)	1.20%	1.20%	1.22%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.20%	1.20%	1.22%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.21%	1.21%	1.25%
Troubled debt restructured loans on accrual status (f)	$2,604	$2,550	$2,484

CAPITAL RATIOS:
Tier 1 leverage capital	12.27%	11.95%	10.72%
Tier 1 risk-based capital	18.11%	18.16%	18.57%
Common equity Tier 1 risk-based capital	18.11%	18.16%	18.57%
Total risk-based capital	19.36%	19.41%	19.82%
Tangible common equity to tangible assets (non-GAAP)	11.91%	11.96%	10.59%

BOOK VALUES:
Book value per common share	$28.32	$27.75	$25.98
Tangible book value per common share (g)	26.36	25.81	24.02
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $519, $572 and $1,320 at June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $13,043, $13,917 and $21,431 at June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
(f)  Does not include troubled debt restructured loans totaling $0, $50 and $158 reported as non-accrual loans at June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
 (g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,254,044	5.17%	$1,200,872	4.98%	$1,072,933	4.71%
Investment securities and FHLB stock (1)	331,385	2.96	340,317	2.97	263,595	1.58
Interest-earning deposits in banks and CDs	101,798	4.79	177,748	4.30	460,657	0.83
Total interest-earning assets	1,687,227	4.72	1,718,937	4.51	1,797,185	3.26
Other assets	84,255		84,072		85,470
Total assets	$1,771,482		$1,803,009		$1,882,655

Liabilities and Shareholders’ Equity
NOW checking accounts	$387,426	1.02%	$412,642	0.83%	$462,085	0.14%
Money market accounts	205,023	0.84	218,718	0.68	258,240	0.30
Savings accounts	255,463	0.19	274,877	0.14	284,659	0.08
Certificates of deposit accounts	210,950	3.03	170,547	2.22	125,132	0.75
Total interest-bearing deposits	1,058,862	1.18	1,076,784	0.84	1,130,116	0.23
Borrowings	12,255	4.32	6	5.43	--	--
Total interest-bearing liabilities	1,071,117	1.22	1,076,790	0.84	1,130,116	0.23

Non-interest-bearing demand deposits	462,315		492,294		529,770
Other liabilities	10,199		9,136		10,170
Shareholders’ equity	227,851		224,789		212,599
Total liabilities and shareholders’ equity	$1,771,482		$1,803,009		$1,882,655

Interest rate spread		3.50%		3.67%		3.03%
Net interest margin (2)		3.94%		3.99%		3.11%
Average interest-earning assets to
average interest-bearing liabilities	157.52%		159.64%		159.03%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

	For the Nine Months Ended
	June 30, 2023		June 30, 2022
	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,206,294	5.04%	$1,033,173	4.89%
Investment securities and FHLB stock (1)	333,659	2.89	211,671	1.32
Interest-earning deposits in banks and CDs	182,312	4.04	517,323	0.39
Total interest-earning assets	1,722,265	4.52	1,762,167	3.14
Other assets	84,167		84,426
Total assets	$1,806,432		$1,846,593

Liabilities and Shareholders’ Equity
NOW checking accounts	$413,372	0.75%	$448,028	0.13%
Money market accounts	221,131	0.67	241,734	0.29
Savings accounts	270,076	0.15	275,684	0.08
Certificates of deposit accounts	172,193	2.33	128,784	0.79
Total interest-bearing deposits	1,076,772	0.84	1,094,230	0.23
Borrowings	4,087	4.32	1,909	1.19
Total interest-bearing liabilities	1,080,859	0.85	1,096,139	0.23

Non-interest-bearing demand deposits	491,404		530,038
Other liabilities	9,896		9,938
Shareholders’ equity	224,273		210,478
Total liabilities and shareholders’ equity	$1,806,432		$1,846,593

Interest rate spread		3.67%		2.91%
Net interest margin (2)		3.99%		2.99%
Average interest-earning assets to
average interest-bearing liabilities	159.34%		160.76%
           _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q3 2023 Earnings
July 25, 2023

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	June 30, 2023	March 31, 2023	June 30, 2022

Shareholders’ equity	$229,263	$227,661	$214,319
Less goodwill and CDI	(15,876)	(15,944)	(16,158)
Tangible common equity	$213,387	$211,717	$198,161

Total assets	$1,807,713	$1,786,618	$1,887,795
Less goodwill and CDI	(15,876)	(15,944)	(16,158)
Tangible assets	$1,791,837	$1,770,674	$1,871,637